[BCE and Aliant Logos]

News Release
For immediate release

This news release contains forward-looking statements.
For a description of the related risk factors and assumptions please see the sections, for BCE and Aliant, entitled “Caution Concerning Forward-Looking Statements”
later in this release.

ANNOUNCEMENT OF EXPECTED CLOSING DATE OF
ALIANT PLAN OF ARRANGEMENT AND EXPECTED EFFECTIVE DATE OF BCE PLAN OF ARRANGEMENT

Saint John, (NB) and Montréal, (QC), June 28, 2006 – BCE Inc. (TSX, NYSE: BCE) and Aliant Inc. (TSX: AIT) announced today that the Aliant Plan of Arrangement for the creation of the new Bell Aliant Regional Communications Income Fund (Bell Aliant) is expected to be completed on July 7, 2006.

BCE also announced that the anticipated effective date of its Plan of Arrangement is July 10, 2006, which will be the record date of the distribution by BCE of units of Bell Aliant (Units) and the consolidation of BCE’s outstanding common shares.

The new income trust will combine Aliant’s wireline operation in Atlantic Canada and Bell Canada’s wireline operation in its regional territories in Ontario and Quebec as well as its indirect 63.4 per cent interest in Bell Nordiq. Bell Aliant will be one of North America’s largest regional telecommunications service providers with over 3.4 million local access lines and over 400,000 high-speed Internet subscribers in six provinces.

The BCE Plan of Arrangement provides for (i) the distribution, as a return of capital to the BCE common shareholders of record at 5:01 p.m. on July 10, 2006 of 0.0725 Units for each BCE common share, and (ii) the consolidation of the BCE common shares at a ratio of 0.915 consolidated common shares for each BCE common share. The BCE Arrangement received final approval from the Superior Court of Québec on June 22, 2006.

Subject to the terms of the Aliant Plan of Arrangement, Aliant common shares held by the public are expected to be exchanged for Units following the close of business on July 7, 2006. Consequently, these Units are expected to begin trading on the Toronto Stock Exchange (TSX) on July 10, 2006 with the trading symbol “BA.UN”.

In anticipation of this, BCE common shares are expected to trade on an ex-distribution basis on the TSX on market opening on July 6, 2006, subject to the articles of arrangement of Aliant Inc., being filed on or before July 5, 2006.

The closing of both the Aliant Plan of Arrangement and the BCE Plan of Arrangement are subject to the satisfaction or waiver of their respective closing conditions.

About BCE Inc.
BCE is Canada’s largest communications company. Through its 28 million customer connections, BCE provides the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. Other BCE businesses include Canada’s premier media company, Bell Globemedia, and Telesat Canada, a pioneer and world leader in satellite operations and systems management. BCE shares are listed in Canada, the United States and Europe.

About Aliant
Aliant serves customers across Atlantic Canada with innovative and traditional communications services, including local and long distance telephony, wireless, Internet, e-commerce, interactive multimedia, data and managed network services. In addition to serving residential, small-to-medium sized business and enterprise customers in its home market, Aliant also serves business customers located in other parts of North America. Aliant complements its industry-leading telecommunications business with strengths in information technology solutions and knowledge-services applications. Aliant’s approximately 8,400 employees build on its 100-plus year history by collaborating to deliver the highest quality of customer service, choice and convenience. Aliant has a market capitalization of approximately $4.5 billion.

BCE Caution Concerning Forward-Looking Statements
Certain statements made in this press release, including, but not limited to, the expectation of the creation of Bell Aliant, the proposed distribution of Units to BCE common shareholders, the proposed common share consolidation, the anticipated ex-distribution date of trading for BCE common shares, the expected closing date of the proposed transactions, the anticipated effective date and record date of the BCE Plan of Arrangement, and other statements that are not historical facts, are forward-looking statements and are subject to important risks, uncertainties and assumptions. In particular, in making these statements, BCE has assumed, among other things, that the proposed transactions and subsequent distribution by BCE of Units and the common share consolidation will receive the required regulatory and other approvals and that the other conditions to the transactions, including the conditions to the completion of the Aliant Plan of Arrangement, will be satisfied or waived in accordance with their terms. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, readers are cautioned not to place undue reliance on these forward-looking statements.

For additional information with respect to certain of these and other assumptions and risk factors, please refer to (i) BCE Inc.’s MD&A for the year ended December 31, 2005 dated March 1, 2006 filed by BCE Inc. with the Canadian securities commissions (available on BCE’s website at www.bce.ca and on SEDAR at www.sedar.com), and with the U.S. Securities and Exchange Commission under Form 40-F (available on EDGAR at www.sec.gov), as updated in BCE Inc.’s 2006 First Quarter MD&A dated May 2, 2006 which has also been filed with these regulatory authorities and is available on the same website, and (ii) the management proxy circular of BCE Inc. dated April 12, 2006 which has also been filed with these regulatory authorities and is available on the same website. The forward-looking statements contained in this press release represent BCE’s expectations as of June 28, 2006 and, accordingly, are subject to change after such date. However, BCE disclaims any intention and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, Units. The Units have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement of such Act.

Aliant Caution Concerning Forward-Looking Statements
This news release contains forward-looking statements concerning anticipated future events, results, circumstances or expectations. These statements are based on management’s beliefs regarding future events, many of which, by their nature are inherently uncertain and beyond management’s control. These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are difficult to predict and assumptions which may prove to be inaccurate. One such uncertainty that could cause results or events to differ materially from current expectations is the ability to complete the proposed income trust arrangement and integrate the separate components of the combined business and complete the announced intentions to redeem existing debt of Aliant Telecom Inc. Please refer to Aliant’s Management Information Circular dated April 14, 2006 (Forward-Looking Information on page 39) for a discussion of the key assumptions and risk factors relating to the proposed income trust arrangement. Readers should not place undue reliance on any forward-looking statements.

For media inquiries, please contact:

Pierre Leclerc
BCE, Media Relations
(514) 391-2007
1 877 391-2007
pierre.leclerc@bell.ca

Victoria Neal
BCE, Investor Relations
(514) 870-8366
victoria.neal@bell.ca

Kelly Gallant
Aliant, Media Relations
(902) 487-4642
kelly.gallant@aliant.ca

Ian Chadsey
Aliant, Investor Relations
(506) 647-9597
ian.chadsey@aliant.ca